Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

PAR Technology Corporation
New Hartford, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated March 18, 2019, relating to the consolidated financial statements, and the effectiveness of PAR Technology Corporation’s (the “Company”) internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

February 10, 2020